UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                FORM 8-K/A NO. 1

                                  CURENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) August 4, 2003

                            SFBC International, Inc.
                            -------------------------
             (Exact name of registrant as specified in its chapter)

               Florida                     001-16119             59-2407464
               -------                     ---------             ----------
    (State or other jurisdiction          (Commission           (IRS Employer
          of incorporation)               File Number)       Identification No.)



          11190 Biscayne Blvd., Miami, Florida                      33181
          ------------------------------------                      -----
        (Address of principal executive offices)                  (Zip Code)


        Registrant's telephone number, including area code: 305-895-0304
                                                            ------------

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of the businesses acquired.

         The combined audited financial statements of Clinical Pharmacology of Florida, Inc. ("CPF) and Clinical Pharmacology International, Inc. ("CPI") for the year ended December 31, 2002 are included herein.

         The combined unaudited financial statements of CPF and CPI for the six months ended June 30, 2003 and June 30, 2002 are also included herein.

     (b) Pro Forma financial information.

         The unaudited pro forma consolidated financial information for the year ended December 31, 2002 which gives effect to the consummation of the acquisition of CPF and CPI as well as the consummation of the acquisitions of New Drug Services, Inc. and Anapharm, Inc. is included herein.

         The unaudited pro forma consolidated financial information for the six months ended June 30, 2003 which gives effect to the consummation of the acquisition of CPF and CPI is also included herein.

     (c) Exhibits

         Exhibit No.                  Exhibit
         -----------                  -------

         2.1                          Acquisition Agreement(1)(2)

         2.2                          Wachovia Credit Facility(2)

_______________

(1) Confidential portions omitted and filed separately with the Commission pursuant to a Request for Confidential Treatment.

(2)      Filed with Form 8-K on August 19, 2003.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           SFBC International, Inc.


                                           By: /s/ Arnold Hantman
                                               ------------------
                                               Arnold Hantman,
Date:  September 24, 2003                      Chief Executive Officer

COMBINED FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

December 31, 2002
June 30, 2003 and 2002 (Unaudited)

                                 C O N T E N T S


                                                                        Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                        1


COMBINED FINANCIAL STATEMENTS

     COMBINED BALANCE SHEET                                               2

     COMBINED STATEMENT OF EARNINGS                                       3

     COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS'
     EQUITY                                                               4

     COMBINED STATEMENT OF CASH FLOWS                                     5

     NOTES TO COMBINED FINANCIAL STATEMENTS                             6 - 11


SUPPLEMENTARY INFORMATION

     UNAUDITED COMBINED FINANCIAL STATEMENTS
     (JUNE 30, 2003 AND 2002)

         COMBINED BALANCE SHEETS                                          13

         COMBINED STATEMENTS OF EARNINGS                                  14

         COMBINED STATEMENTS OF CASH FLOWS                                15

         NOTES TO COMBINED FINANCIAL STATEMENTS                           16


     UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION               17

         BALANCE SHEET AS OF JUNE 30, 2003                                18

         STATEMENT OF EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2002       19

         STATEMENT OF EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 2003     20

         NOTES TO FINANCIAL INFORMATION                                 21 - 22

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
Clinical Pharmacology of Florida, Inc. and
Clinical Pharmacology International, Inc.

We have audited the accompanying combined balance sheet of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. (collectively, the "Company") as of December 31, 2002, and the related combined statements of earnings, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. as of December 31, 2002 and the combined results of their operations and their combined cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
-----------------------

Miami, Florida
July 18, 2003 (except for Note G, as to
  which the date is August 4, 2003)

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                             COMBINED BALANCE SHEET

                                DECEMBER 31, 2002



                                     ASSETS

Current assets
     Cash and cash equivalents                                          $1,100,236
     Accounts receivable, net                                              972,122
     Prepaids and other current assets                                      13,276
                                                                        ----------

                  Total current assets                                   2,085,634

Property and equipment, net                                                 60,330
                                                                        ----------

                  Total assets                                          $2,145,964
                                                                        ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                                                   $    8,050
     Accrued liabilities                                                   106,965
     Pension plan payable                                                   68,660
     Deferred revenue                                                      293,708
                                                                        ----------

                  Total current liabilities                                477,383

Stockholders' equity
     Common stock, $10 par value; 50 shares authorized, issued
       and outstanding for Clinical Pharmacology of Florida, Inc. and
       $10 par value; 50 shares authorized, issued
       and outstanding for Clinical Pharmacology International, Inc.         1,000
     Retained earnings                                                   1,667,581
                                                                        ----------

                  Total stockholders' equity                             1,668,581
                                                                        ----------

                  Total liabilities and stockholders' equity            $2,145,964
                                                                        ==========

    The accompanying notes are an integral part of this financial statement.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                         COMBINED STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2002


Net revenue                                                           $8,137,234

Costs and expenses
    Direct costs                                                       3,610,085
    Selling, general and administrative expenses                         613,752
                                                                      ----------

               Total costs and expenses                                4,223,837
                                                                      ----------

               Earnings from operations                                3,913,397

Other income
    Interest income                                                       10,082
                                                                      ----------

               Net earnings                                           $3,923,479
                                                                      ==========

         The accompanying notes are an integral part of this statement.


                        CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                         CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                               COMBINED STATEMENT OF CHANGES

                                  IN STOCKHOLDERS' EQUITY

                           FOR THE YEAR ENDED DECEMBER 31, 2002



                                        Common Stock
                                    -------------------------         Retained
                                    Shares          Par Value         Earnings           Total
                                  -----------      -----------      -----------       -----------
Balance at January 1, 2002                100      $     1,000      $ 1,744,102       $ 1,745,102

Net earnings                               --               --        3,923,479         3,923,479

Stockholders distributions                 --               --       (4,000,000)       (4,000,000)
                                  -----------      -----------      -----------       -----------
Balance at December 31, 2002              100      $     1,000      $ 1,667,581       $ 1,668,581
                                  ===========      ===========      ===========       ===========

         The accompanying notes are an integral part of this statement.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2002


Cash flows from operating activities
    Net earnings                                                    $ 3,923,479
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
       Depreciation                                                      21,019
       Provision for bad debt                                            10,000
       Changes in assets and liabilities
          Accounts receivable                                         1,206,703
          Prepaid expenses                                              383,833
          Accounts payable                                             (347,094)
          Accrued liabilities                                            19,675
          Benefit plan payable                                          (69,376)
          Deferred revenue                                             (127,866)
                                                                    -----------
               Total adjustments                                      1,096,894
                                                                    -----------

               Net cash provided by operating activities              5,020,373
                                                                    -----------

Cash flows from investing activities
    Purchase of property and equipment                                     (748)
                                                                    -----------

               Net cash used in investing activities                       (748)
                                                                    -----------

Cash flows from financing activities
    Stockholder distributions                                        (4,000,000)
                                                                    -----------

               Net cash used in financing activities                 (4,000,000)
                                                                    -----------

Net increase in cash and cash equivalents                             1,019,625

Cash and cash equivalents at beginning of period                         80,611
                                                                    -----------

Cash and cash equivalents at end of period                          $ 1,100,236
                                                                    ===========

Supplemental disclosures:
    Interest paid                                                   $        --
                                                                    ===========
    Income taxes paid                                               $        --
                                                                    ===========


         The accompanying notes are an integral part of this statement.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. (collectively, the "Company") are Florida corporations. Clinical Pharmacology of Florida, Inc. is a contract research organization located in Miami, Florida that provides clinical research and drug development services to pharmaceutical and biotechnology companies. A majority of the Company's clients are entities based throughout the United States. Clinical Pharmacology International, Inc. owns the land and building in which the Company's corporate headquarters is housed. A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

     Principles of Combination
     -------------------------

     The combined financial statements include the accounts of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. All intercompany balances and transactions are eliminated in combination.

     Revenue and Cost Recognition
     ----------------------------

     Revenues from contracts are generally recognized as services are performed on the percentage-of-completion method of accounting with performance generally assessed using output measures, such as units-of-work performed to date as compared to the total units-of-work contracted. Contracts may contain provisions for renegotiation in the event of cost overruns due to changes in the level of work scope. Renegotiated amounts are included in revenue when the work is performed and realization is assured. Provisions for losses to be incurred on contracts are recognized in full in the period in which it is determined that a loss will result from performance of the contractual arrangement.

     Direct costs include all direct costs related to contract performance. Costs are not deferred in anticipation of contracts being awarded, but instead are expensed as incurred. Changes in job performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Due to the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and the change could be material.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

                                DECEMBER 31, 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     Included in accounts receivable are unbilled amounts, which represent revenue recognized in excess of amounts billed. Deferred revenue represents amounts billed in excess of revenue recognized.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid investments with a purchased maturity of three months or less to be cash equivalents.

     Property and Equipment
     ----------------------

     Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred.

     Depreciation
     ------------

     Depreciation is computed using the straight-line method and accelerated methods based upon the estimated useful lives of the assets ranging from 5-40 years.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

     The allowance for doubtful accounts and allowance for changes in contracts are based on management's estimates of the creditworthiness of its clients, analysis of subsequent changes in contracts, analysis of delinquent accounts, the payment histories of the accounts and management's judgment with respect to current economic conditions and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets reserves for clients based upon historical collection experience, and sets specific reserves for clients whose accounts have aged significantly beyond this historical collection experience. Should business conditions deteriorate or any major client default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact upon the Company's operations.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

                                DECEMBER 31, 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     Concentration of Credit Risk
     ----------------------------

     Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and trade receivables. The Company, from time to time, maintains cash balances with financial institutions in amounts that exceed federally insured limits. The Company performs services and extends credit based on an evaluation of the clients' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by client due to the financial condition of each client. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

     Income Taxes
     ------------

     The Company has elected "S" corporation status under Section 1362 of the Internal Revenue Code. Therefore, all net income or net loss flows through directly to the stockholders, and is reported on their individual income tax returns. Accordingly, no provision for income tax is required in these financial statements.

NOTE B - MAJOR CUSTOMERS

     Three clients represented more than 10% of combined net revenue in 2002 and three clients represents more than 10% of the combined net accounts receivable as of December 31, 2002. The following table reflects information relating to the significant clients which accounted for more than 10% of the combined revenue for the year ended December 31, 2002 and combined net accounts receivable as of December 31, 2002.

                                                 % of
                                                Revenue
                                                -------

                     Client A                     37%
                     Client B                     18%
                     Client C                     10%

                                                 % of
                                               Accounts
                                            Receivable, Net
                                            ---------------

                     Client A                     12%
                     Client D                     60%
                     Client E                     14%

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

                                DECEMBER 31, 2002

NOTE C - ACCOUNTS RECEIVABLE, NET

     Accounts receivable, net consisted of the following at December 31, 2002:

           Accounts receivable - billed                      $702,460
           Accounts receivable - unbilled                     269,662
                                                             --------
                                                             $972,122
                                                             ========

     Accounts receivable are billed when certain milestones defined in customer contracts are achieved. All unbilled accounts receivable are expected to be billed and collected within one year. Deferred revenue at December 31, 2002 amounted to $293,708.

NOTE D - PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 2002:

                  Land                                          $  45,000
                  Building                                        393,080
                  Furniture, fixtures, and equipment               31,485
                                                                ---------
                                                                  469,565

                  Less accumulated depreciation                  (409,235)
                                                                ---------

                                                                $  60,330
                                                                =========

     Depreciation for the year ended December 31, 2002 was $21,019.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

                                DECEMBER 31, 2002

NOTE E - DEFINED BENEFIT PLAN


     The Company has a defined benefit pension plan (the "Plan") which covers all of its eligible employees. The Plan is administered externally and the assets are held separately by professional investment managers. The Plan is funded by contributions at rates recommended by an actuary.

     The components of net pension cost for the year ended December 31, 2002 were as follows:

         Service cost                                         $       231,963
         Interest cost                                                224,265
         Amortization of transition obligation                         33,536
         Expected return on plan assets                              (162,881)
                                                              ---------------

                                                              $       326,883
                                                              ===============

     The reconciliation of the beginning and ending balances of the benefit obligation and fair value of plan assets, and the funded status of the plan are as follows:

         Change in benefit obligation:
             Benefit obligation at beginning of period        $     3,258,088
             Service cost                                             231,963
             Interest cost                                            224,265
             Benefit obligation gain                                 (164,780)
                                                              ---------------

         Benefit obligation at end of period                  $     3,549,536
                                                              ===============

         Change in plan assets:
             Fair value of plan assets at beginning
               of period                                      $     1,837,890
             Actual return on plan assets                            (385,404)
             Employer contributions                                   396,260
             Benefits paid                                                 --
             Participants' contributions                                   --
                                                              ---------------

             Fair value of plan assets at end of period       $     1,848,746
                                                              ===============

         Funded status:
             Funded status (liability)                        $    (1,700,790)
             Unrecognized actuarial loss                            1,632,130
                                                              ---------------

         Net liability recognized                             $       (68,660)
                                                              ===============

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

                                DECEMBER 31, 2002

NOTE E - DEFINED BENEFIT PLAN - Continued

     The weighted average assumptions used in the actuarial computations that derived the above amounts were as follows:

         Discount rate                                       7.25%
         Expected return on plan assets                      8.00%
         Average rate of compensation increase               4.00%
         Rate of pension benefit increase                    4.50%
         Expected discount rate upon retirement              6.50%

NOTE F - COMMITMENTS

     The Company leases certain equipment under non-cancelable operating leases.

     The approximate future minimum annual lease payments under these leases for years subsequent to December 31, 2002 are as follows:

                               2003                 $   7,668
                               2004                     7,668
                               2005                     7,668
                               2006                     1,278
                                                    ---------
                                                    $  24,282
                                                    =========

     Total rent expense for the year ended December 31, 2002 was approximately $15,000.

NOTE G - SUBSEQUENT EVENTS

     On August 4, 2003, the Company's stockholders entered into an agreement to sell all of its outstanding stock to SFBC International for $7.5 million in cash and 443,072 shares of SFBC International common stock. In addition, the stockholders will have the opportunity to earn up to $9 million in additional consideration upon the occurrence of certain events.

                            SUPPLEMENTARY INFORMATION

                       CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                        CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                           COMBINED BALANCE SHEETS (UNAUDITED)

                                        JUNE 30,



                                                                          2003            2002
                                                                       ----------      ----------
                                     ASSETS

Current assets
     Cash and cash equivalents                                         $1,255,656      $1,002,163
     Accounts receivable, net                                             944,230       1,193,396
     Prepaids and other current assets                                      6,638           2,926
                                                                       ----------      ----------
                  Total current assets                                  2,206,524       2,198,485

Property and equipment, net                                                63,417          63,655
                                                                       ----------      ----------

                  Total assets                                         $2,269,941      $2,262,140
                                                                       ==========      ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                                                  $   17,210      $   18,757
     Accrued liabilities                                                  112,620          16,509
     Pension plan payable                                                 246,500         167,943
     Deferred revenue                                                     334,450         397,798
                                                                       ----------      ----------

                  Total current liabilities                               710,780         601,007

Stockholders' equity
     Common stock, $10 par value; 50 shares authorized, issued
       and outstanding for Clinical Pharmacology of Florida, Inc.
       and $10 par value; 50 shares authorized, issued and
       outstanding for Clinical Pharmacology International, Inc.            1,000           1,000
     Retained earnings                                                  1,558,161       1,660,133
                                                                       ----------      ----------

                  Total stockholders' equity                            1,559,161       1,661,133
                                                                       ----------      ----------

                  Total liabilities and stockholders' equity           $2,269,941      $2,262,140
                                                                       ==========      ==========

        The accompanying notes are an integral part of these statements.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                   COMBINED STATEMENTS OF EARNINGS (UNAUDITED)

                        FOR THE SIX MONTHS ENDED JUNE 30,


                                                         2003            2002
                                                      ----------      ----------
Net revenue                                           $4,033,971      $4,035,176

Costs and expenses

    Direct costs                                       1,866,147       1,676,136
    Selling, general and administrative expenses         597,861         214,880
                                                      ----------      ----------

               Total costs and expenses                2,464,008       1,891,016
                                                      ----------      ----------

               Earnings from operations                1,569,963       2,144,160

Other income

    Interest income                                        2,701           6,147
                                                      ----------      ----------

               Net earnings                           $1,572,664      $2,150,307
                                                      ==========      ==========

        The accompanying notes are an integral part of these statements.

                      CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                       CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                     COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                           FOR THE SIX MONTHS ENDED JUNE 30,



                                                                  2003              2002
                                                              -----------       -----------
Cash flows from operating activities
    Net earnings                                              $ 1,572,664       $ 2,150,307
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
       Depreciation                                                10,520             9,210
       Provision for bad debt                                          --                --
       Changes in assets and liabilities
          Accounts receivable                                      27,892           966,295
          Prepaid expenses                                          6,638           394,183
          Accounts payable                                          9,160          (258,600)
          Accrued liabilities                                       5,655            16,025
          Benefit plan payable                                    177,840            29,906
          Deferred revenue                                         40,742           (80,726)
                                                              -----------       -----------

               Total adjustments                                  278,447         1,076,293
                                                              -----------       -----------

               Net cash provided by operating activities        1,851,111         3,226,600
                                                              -----------       -----------

Cash flows from investing activities
    Purchase of property and equipment                            (13,607)               --
                                                              -----------       -----------

               Net cash used in investing activities              (13,607)               --
                                                              -----------       -----------

Cash flows from financing activities
    Stockholder distributions                                  (1,682,084)       (2,224,437)
                                                              -----------       -----------

               Net cash used in financing activities           (1,682,084)       (2,224,437)
                                                              -----------       -----------

Net increase in cash and cash equivalents                         155,420         1,002,163

Cash and cash equivalents at beginning of period                1,100,236                --
                                                              -----------       -----------

Cash and cash equivalents at end of period                    $ 1,255,656       $ 1,002,163
                                                              ===========       ===========

Supplemental disclosures:
    Interest paid                                             $        --       $        --
                                                              ===========       ===========
    Income taxes paid                                         $        --       $        --
                                                              ===========       ===========

        The accompanying notes are an integral part of these statements.

                   CLINICAL PHARMACOLOGY OF FLORIDA, INC. AND
                    CLINICAL PHARMACOLOGY INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been made. Operating results for the six month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the remaining quarters and for the year ending December 31, 2003.

NOTE 2 - SUBSEQUENT EVENT

     On August 4, 2003, the Company's stockholders sold all of its outstanding stock to SFBC International for $7.5 million in cash and 443,072 shares of SFBC International common stock. In addition, the stockholders will have the opportunity to earn up to $9 million in additional consideration upon the occurrence of certain events.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Financial Information gives effect to the consummation of the August 4, 2003 combined acquisition of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. ("CPA") as if it had occurred on June 30, 2003 in the case of the Unaudited Pro Forma Balance Sheet, and the consummation of CPA, Anapharm, Inc. and New Drug Services, Inc. as if they occurred on January 1, 2002 in the case of the Unaudited Pro Forma Statement of Earnings for the year ended December 31, 2002 and the Unaudited Pro Forma Statement of Earnings for the six months ended June 30, 2003, and are based on the estimates and assumptions set forth in the notes to such statements. The results of operations of Anapharm and New Drug Services in the unaudited pro forma statement of operations for the twelve months ended December 31, 2002 include the operations of Anapharm from January 1, 2002 through March 17, 2002 and the operations of New Drug Services from January 1, 2002 through September 5, 2002. This information concerning Anapharm and New Drug Services, which relates to periods prior to our acquisition of these companies, is unaudited.

The Unaudited Pro Forma Financial Information should be read in conjunction with: our financial statements and the accompanying notes thereto, the audited combined financial statements of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. as of and for the year ended December 31, 2002 and the unaudited combined financial statements of Clinical Pharmacology of Florida, Inc. and Clinical Pharmacology International, Inc. as of and for the six months ended June 30, 2003, which were prepared in accordance with accounting standards generally accepted in the United States of America.

The assets acquired and liabilities assumed in the CPA acquisition were recorded at estimated fair values as determined by SFBC's management based on information currently available and on current assumptions as to future operations. SFBC has allocated the purchase price based on preliminary estimates of the fair values of the acquired property plant and equipment, and identified intangible assets, and their remaining useful lives. Accordingly, the allocation of the purchase price is subject to revision, based on the final determination of appraised and other fair values, and related tax effects. In addition, the fair value of the common stock issued as consideration for the CPA acquisition is based on a preliminary estimate and accordingly, is also subject to revision based on the final determination of the appraised fair value.

The following Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not purport to be indicative of our actual financial position or results of operations as of the date thereof, or as of or for any other future date, and is not necessarily indicative of what our actual financial position or results of operations would have been had the acquisition been consummated on the above-referenced dates, nor does it give effect to (i) any transactions other than the acquisitions and those described in the Notes to the Unaudited Pro Forma Financial Information or (ii) our results of operations since June 30, 2003.

The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect management's estimate of any anticipated future cost savings or other benefits as a result of the acquisitions.

                                        SFBC INTERNATIONAL
                                 UNAUDITED PRO FORMA BALANCE SHEET
                                           JUNE 30, 2003
                                          (IN THOUSANDS)

                                                                                PRO FORMA
                                                     SFBC           CPA        ADJUSTMENTS      COMBINED
                                                 -------------------------------------------------------
CASH AND CASH EQUIVALENTS                        $   3,975      $   1,256      $    (846) (1)  $   4,385

INVESTMENT IN MARKETABLE SECURITIES                  1,331             --             --           1,331

ACCOUNTS RECEIVABLE, NET                            26,781            945             --          27,726

INCOME TAX RECEIVABLE                                  150             --             --             150

LOANS RECEIVABLE FROM OFFICERS/STOCKHOLDERS            236             --             --             236

PREPAID EXPENSES AND OTHER CURRENT ASSETS            4,956              6             --           4,962
                                                 -------------------------------------------------------

   TOTAL CURRENT ASSETS                          $  37,429      $   2,207      $    (846)      $  38,790

LOANS RECEIVABLE FROM OFFICERS                         600             --             --             600

PROPERTY AND EQUIPMENT, NET                         18,671             63            750  (1)     19,484

GOODWILL, NET                                       30,151             --         15,212  (1)     45,363

OTHER INTANGIBLES, NET                               2,091             --          1,200  (1)      3,291

DEFERRED INCOME TAXES                                1,198             --             --           1,198

OTHER ASSETS                                           213             --             --             213
                                                 -------------------------------------------------------

   TOTAL ASSETS                                  $  90,353      $   2,270      $  16,316       $ 108,939

ACCOUNTS PAYABLE                                     5,649             17             --           5,666

ACCRUED LIABILITIES                                  1,768            113             --           1,881

ADVANCE BILLINGS                                     3,028            334             --           3,362

LINE OF CREDIT                                       1,800             --            500  (1)      2,300

PENSION PAYABLE                                         --            247             --             247

DEFERRED INCOME TAXES                                   85             --             --              85

CAPITAL LEASE OBLIGATIONS AND NOTES PAYABLE          1,620             --             --           1,620
                                                 -------------------------------------------------------

   TOTAL CURRENT LIABILITIES                     $  13,950      $     711      $     500       $  15,161

CAPITAL LEASE OBLIGATIONS AND NOTES PAYABLE          2,713             --          8,000  (1)     10,713

DEFERRED INCOME TAXES                                   --             --            292  (1)        292

STOCKHOLDERS' EQUITY

COMMON STOCK                                             7              1             --  (1)          7
                                                                                      (1) (1)

ADDITIONAL PAID IN CAPITAL                          56,070             --          9,083  (1)     65,153

RETAINED EARNINGS                                   16,609          1,558         (1,558) (1)     16,609

ACCUMULATED OTHER COMPREHENSIVE EARNINGS             1,004             --             --           1,004

                                                 -------------------------------------------------------

   TOTAL STOCKHOLDERS' EQUITY                    $  73,690      $   1,559      $   7,524       $  82,773
                                                 -------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  90,353      $   2,270      $  16,316       $ 108,939

                                                SFBC INTERNATIONAL
                                     UNAUDITED PRO FORMA STATEMENT OF EARNINGS
                                        FOR THE YEAR ENDED DECEMBER 31, 2002
                                        (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                              ANAPHARM
                                                                            AND NEW DRUG         PRO FORMA
                                                   SFBC          CPA          SERVICES           ADJUSTMENT         COMBINED
                                                 ----------------------------------------------------------------------------

NET REVENUE                                      $ 64,740       $  8,137      $  9,190                 --           $ 82,067

COST AND EXPENSES
   DIRECT COSTS                                    36,728          3,610         5,288                 --             45,626
   GENERAL AND ADMINISTRATIVE EXPENSES             17,867            614         2,277                400 (2)         21,160
                                                                                                      380 (8)
                                                                                                     (116)(3)
                                                                                                     (281)(9)
                                                                                                  $    19 (4)
                                                 ----------------------------------------------------------------------------


       TOTAL COSTS AND OPERATING EXPENSES          54,595          4,224         7,565                402             66,786

     EARNINGS FROM OPERATIONS                      10,145          3,913         1,625               (402)            15,281

OTHER INCOME(EXPENSE)
   STOCK SALES - COMPENSATION EXPENSE                  --             --           (81)                --                (81)
   INTEREST INCOME                                    447             10            26                 --                483
   INTEREST EXPENSE                                  (282)            --           (61)              (301)(5)           (644)
                                                 ----------------------------------------------------------------------------

        TOTAL OTHER INCOME (EXPENSE)                  165             10          (116)              (301)              (242)

      EARNINGS BEFORE INCOME TAXES                 10,310          3,923         1,509               (703)            15,039

INCOME TAX EXPENSE                                  2,442             --           283              1,530 (6)          4,096
                                                                                                     (274)(7)
                                                                                                      (39)(10)
                                                                                                      154 (11)
                                                 ----------------------------------------------------------------------------
     NET INCOME                                     7,868          3,923         1,226             (2,074)            10,943
                                                 ----------------------------------------------------------------------------

EARNINGS PER SHARE: - BASIC AND DILUTED
    BASIC                                        $   1.12                                                           $   1.42
    DILUTED                                      $   1.05                                                           $   1.35

WEIGTHED AVERAGE COMMON SHARES OUTSTANDING:
    BASIC                                           7,044                                             443 (1)          7,688
                                                                                                      201 (12)
    DILUTED                                         7,487                                             443 (1)          8,131
                                                                                                      201 (12)

                                         SFBC INTERNATIONAL
                              UNAUDITED PRO FORMA STATEMENT OF EARNINGS
                                FOR THE SIX MONTHS ENDED JUNE 30, 2003
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                 PRO FORMA
                                                   SFBC            CPA           ADJUSTMENTS        COMBINED
                                                 -----------------------------------------------------------

NET REVENUE                                      $ 41,154       $  4,034                --          $ 45,188

COST AND EXPENSES
   DIRECT COSTS                                    23,258          1,866                --            25,124
   GENERAL AND ADMINISTRATIVE EXPENSES             13,047            598          $    200 (2)        13,796
                                                                                  $    (58)(3)
                                                                                  $      9 (4)
                                                 -----------------------------------------------------------

       TOTAL COSTS AND OPERATING EXPENSES          36,305          2,464               151            38,920

     EARNINGS FROM OPERATIONS                       4,849          1,570              (151)            6,268

OTHER INCOME(EXPENSE)
   INTEREST INCOME                                     90              3                --                93
   INTEREST EXPENSE                                  (177)            --          $   (151)(5)          (328)
                                                 -----------------------------------------------------------

        TOTAL OTHER INCOME (EXPENSE)                  (87)             3              (151)             (235)

      EARNINGS BEFORE INCOME TAXES                  4,762          1,573              (302)            6,033

INCOME TAX EXPENSE                                    794             --               614 (6)         1,290
                                                                                      (118)(7)
                                                 -----------------------------------------------------------
     NET INCOME                                     3,968          1,573              (798)            4,743
                                                 -----------------------------------------------------------

EARNINGS PER SHARE: - BASIC AND DILUTED
    BASIC                                        $   0.55                                           $   0.62
    DILUTED                                      $   0.52                                           $   0.59

WEIGTHED AVERAGE COMMON SHARES OUTSTANDING:
    BASIC                                           7,224                              443(8)          7,667
    DILUTED                                         7,575                              443(8)          8,018

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     CPA Acquisition pro forma adjustments
     -------------------------------------

     (1) To reflect the acquisition of CPA on August 4, 2003. The Company acquired 100% of the stock of CPA by issuing 443,072 shares of the Company's common stock and paying $7.5 million in cash. The estimated fair value assigned to the Company's common stock issued as consideration is $20.50 per share. In addition, the total consideration also includes an estimated $1.1 million related to investment banking, legal, and accounting fees directly related to the acquisition, resulting in a total purchase price of approximately $17.7 million. The $8.6 million of cash expended as a result of this acquisition was borrowed under the Company's bank credit facility.
          In addition, this also reflects the return of working capital in excess of $750,000 to the selling shareholders. Also, the shareholders of CPA will have an opportunity over a three year period to earn up to a total $9,000,000 in additional consideration, one-half in cash and one-half in common stock, based upon attaining certain revenue milestones, as defined in the agreement. The current purchase price allocation does not take into account any additional contingent consideration.

     (2) To reflect amortization of the estimated identifiable intangible assets acquired in the CPA acquisition totaling $1.2 million using an estimated useful life of three years.

     (3) To adjust salary expense to the amounts stated in the new employment contracts.


     (4) To reflect additional depreciation expense on the building acquired due to the step up to fair value based on an estimated useful life of 40 years.

     (5) To reflect the additional interest expense related to $8.6 million borrowed on the line of credit to help finance the acquisition based on an annual weighted average borrowing rate of 3.5%.

     (6) To reflect the tax effect on the CPA pretax income using an effective tax rate of 39%

     (7) To reflect the tax effect of the CPA pro forma adjustments using an effective tax rate of 39%

     Anapharm and NDS Acquisition pro forma adjustments
     --------------------------------------------------

     (8) To reflect amortization of the identifiable intangibles acquired in the Anapharm and New Drug Services acquisitions

     (9) To reflect the reduced salaries and bonuses related to the employment contracts entered into as part of the New Drug Services acquisition


     (10) To reflect the tax effect of the Anapharm and NDS pro forma adjustments using an effective tax rate of 39%

     (11) To reflect additional income tax expense related to the Anapharm across-border intercompany financing


     (12) To reflect the issuance of 167,375 shares of common stock issued on March 18, 2002 as a result of the Anapharm acquisition, the issuance of 234,060 shares of common stock issued on September 6, 2002 as a result of the New Drug Services acquisition.